Exhibit 26(n)(iii)

Written Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated March 13, 2007, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, included in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-135803) under the Securities Act of 1933 and Amendment No. 3 to the Registration Statement (Form N-6, No. 811-21929) under the Investment Company Act of 1940 and related Prospectus of WRL Series Life Account G.

ERNST & YOUNG LLP

Des Moines, Iowa

April 12, 2007